As filed with the Securities and Exchange Commission on November 28, 2000.
                                                    Registration No. 333 - ___
===============================================================================

                     SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC 20549

                                -----------

                                  FORM S-8

                           REGISTRATION STATEMENT

                                   UNDER

                         THE SECURITIES ACT OF 1933

                                ------------

                        ISLE OF CAPRI CASINOS, INC.
           (Exact name of registrant as specified in its charter)

           Delaware                                       41-1659606
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                           1641 Popps Ferry Road
                         Biloxi, Mississippi 39532
                               (228) 396-7000

                  (Address of Principal Executive Offices)

      ISLE OF CAPRI CASINOS, INC. 2000 LONG-TERM STOCK INCENTIVE PLAN
                          (Full title of the Plan)

                              Allan B. Solomon
          Executive Vice President, General Counsel and Secretary
                        Isle of Capri Casinos, Inc.
                           1641 Popps Ferry Road
                         Biloxi, Mississippi 39532
                  (Name and Address of Agent For Service)

                               (228) 396-7000
       (Telephone Number, Including Area Code, of Agent For Service)


                      CALCULATION OF REGISTRATION FEE
===============================================================================
                                      Proposed        Proposed
                                      Maximum         Maximum
     Title of                         Offering        Aggregate      Amount of
  Securities To    Amount To Be       Price Per       Offering     Registration
  Be Registered    Registered (1)     Share (2)       Price (2)         Fee
-------------------------------------------------------------------------------
Common              2,150,000          $9.06         $19,479,000      $5,143
Stock, par
value $0.01
per share

===============================================================================

(1) Represents shares of common stock issuable upon exercise of stock options which have been granted and/or may hereafter be granted under the registrant's 2000 Long-Term Stock Incentive Plan and the registrant's 1993 Stock Option Plan. An aggregate of 3,500,000 shares of common stock issuable under the registrant's 1993 Stock Option Plan previously have been registered with the Commission.

(2) Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(h) and Rule 457(c), based on the average of the high and low sale prices on the Nasdaq National Market on November 24, 2000 for the registrant's common stock.

       The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933, as amended.

                                   PART I
            INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.  Plan Information*


Item 2.  Registrant Information and Employee Plan Annual Information*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to
Part I of Form S-8.


                                  PART II
             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference

         The documents listed below have been filed with or furnished to the Securities and Exchange Commission (the "Commission") by Isle of Capri Casinos, Inc. (the "Company") and are incorporated herein by reference to the extent not superseded by documents or reports subsequently filed or furnished:

         (a) The Company's Annual Report on Form 10-K/A for the year ended April 30,2000, Commission File No. 0-20538, as filed with the Commission on August 1, 2000;

         (b) The Company's Quarterly Report on Form 10-Q for the quarter ended July 30, 2000, Commission File No. 0-20538, as filed with the Commission on September 13, 2000; and

         (c) The description of the Common Stock of the Company (f/k/a/ Casino America, Inc.) contained in Casino America, Inc.'s Registration Statement on Form S-3, Reg. No. 333-9653, as filed with the Commission on October 3, 1996.

         All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, by the Company prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.


Item 4.  Description of Securities

         The information required by Item 4 is not applicable to this Registration Statement because the class of securities to be offered is registered under Section 12 of the Securities Exchange Act of 1934, as amended.


Item 5.  Interests of Named Experts and Counsel

         Allan B. Solomon, Esq., is Executive Vice President, General Counsel, Secretary and a director of the Company. As of October 31, 2000, Mr.
Solomon owned 474,700 shares of the Company's Common Stock, including
279,700 shares issuable upon the exercise of stock options that are exercisable within 60 sixty days. Mr. Solomon is eligible to participate in the Company's 2000 Long-Term Stock Incentive Plan.


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


Item 6.  Indemnification of Directors and Officers

         (a) Section 145 of the Delaware General Corporation Law (the "Delaware GCL") gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions, gives a director or officer who successfully defends an action the right to be so indemnified, and authorizes the Company to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of stockholders or otherwise.

         (b) Article 8 of the Certificate of Incorporation of the Company provides for indemnification of directors and officers to the fullest extent permitted by law. The Company presently maintains Director's and Officer's insurance with limits up to $15 million.

         (c) In accordance with Section 102(b)(7) of the Delaware GCL, the Company's Certificate of Incorporation provides that directors shall not be personally liable to the Company or its stockholders for monetary damages for breaches of their fiduciary duty as directors except for (1) breaches of their duty of loyalty to the Company or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (3) under Section 174 of the Delaware GCL (unlawful payment of dividends) or (4) transactions from which a director derives an improper personal benefit.


Item 7.  Exemption from Registration Claimed

         The information required by Item 7 is not applicable to this Registration Statement.


Item 8.  Exhibits

         Incorporated by reference to the Exhibit Index attached hereto.


Item 9.  Undertakings

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
                  Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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
                                 SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Biloxi, Mississippi, as of November 28, 2000.

                                       ISLE OF CAPRI CASINOS, INC.

                                       By:   /s/ BERNARD GOLDSTEIN
                                            -------------------------------
                                             Bernard Goldstein
                                             Chairman of the Board, Chief
                                             Executive Officer and Director


         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Isle of Capri Casinos, Inc. hereby constitutes and appoints John M. Gallaway and Allan B. Solomon (with full power to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign, execute, and file any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Commission or any regulatory authority, granting unto such attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any of their substitutes, may lawfully do or cause to be done.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of November 28, 2000.


Name of Signatory            Title of Signatory
-----------------            ------------------

/s/ BERNARD GOLDSTEIN        Chairman of the Board, Chief Executive Officer and
    Bernard Goldstein        Director (Principal Executive Officer)

/s/ JOHN M. GALLAWAY         President, Chief Operating Officer and Director
    John M. Gallaway

/s/ REXFORD A. YEISLEY       Chief Financial Officer (Principal Financial and
    Rexford A. Yeisley       Accounting Officer)

/s/ ALLAN B. SOLOMON         Executive Vice President, Secretary, General
    Allan B. Solomon         Counsel and Director

/s/ EMANUEL CRYSTAL          Director
    Emanuel Crystal

/s/ ROBERT S. GOLDSTEIN      Director
    Robert S. Goldstein

/s/ ALAN J. GLAZER           Director
    Alan J. Glazer

/s/ W. RANDOLPH BAKER        Director
    W. Randolph Baker

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
                                 EXHIBIT INDEX

Exhibit
Number       Document
-------      --------

4.1          Specimen Certificate of the Common Stock. (1)

4.2 Rights Agreement dated as of February 7, 1997 between Casino America, Inc. and Norwest Bank Minnesota, N.A., as Rights Agent. (2)

5.1 Opinion and consent of Allan B. Solomon, General Counsel of Isle of Capri Casinos, Inc.

10.1         Isle of Capri Casinos, Inc. 2000 Long-Term Stock Incentive Plan.

23.1         Consent of Independent Auditors.

23.2 Consent of Allan B. Solomon, General Counsel of Isle of Capri Casinos, Inc. (included in Exhibit 5.1).

24           Power of Attorney (included on the signature page hereof).


--------------------------

(1) Incorporated by reference from Casino America, Inc.'s Current Report on Form 8-K filed June 17, 1992 (Commission File No. 0-20538).

(2) Incorporated by reference from Casino America, Inc.'s Annual Report on Form 10-K for the fiscal year ended April 27, 1997 (Commission File No. 0-20538).















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